    As filed with the Securities and Exchange Commission on September 4, 1998
                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                   MBIA INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CONNECTICUT                  113 KING STREET            06-1185706
                                   ARMONK, NEW YORK 10504
(State or other jurisdiction of       (914) 273-4545          (IRS Employer
incorporation or organization)                              Identification No.)

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                             LOUIS G. LENZI, ESQ.
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                                   MBIA INC.
                                113 KING STREET
                            ARMONK, NEW YORK 10504
                                (914) 273-4545
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  COPIES TO:
                            ANDREW L. SOMMER, ESQ.
                             DEBEVOISE & PLIMPTON
                               875 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
       ----------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities     Amount to        Proposed Maximum            Proposed Maximum           Amount of
       to Be Registered                  Be                Offering                    Aggregate          Registration Fee
                                     Registered        Price per Unit(1)           Offering Price(1)
---------------------------------------------------------------------------------------------------------------------------
Common Stock                            1,191,197        $56.75                      $67,600,429.75         $19,942.13
===========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of Registrant's Common Stock on September 1, 1998 on the New York Stock Exchange.

                                ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to Completion, Dated September 4, 1998.

PROSPECTUS

                               1,191,197 SHARES

                                   MBIA INC.

                                 COMMON STOCK
                                 ------------

   This Prospectus relates to the resale (the "Offering"), from time to time, by the selling Stockholders named in this Prospectus (the "Selling Stockholders"), or for the account of pledgees, donees, transferees or other successors in interest of the Selling Stockholders, of up to 1,191,197 shares (the "Offered Shares") of Common Stock, $1.00 par value per share (the "Common Stock"), of MBIA Inc. (the "Company"). See "Selling Stockholders".

   The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "MBI". On September 3, 1998, the last reported sale price of the Common Stock on the NYSE was $57-9/16.

   The distribution of the Offered Shares by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions (which may be block transactions) on the NYSE or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter-market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may effect such transactions through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent which compensation may be in excess of customary commissions). See "Plan of Distribution".


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                                ---------------

               The Date of this Prospectus is              , 1998

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and proxy and information statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, 14th Floor, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates, or may be viewed by visiting the Commission's web site at http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

   The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference." Statements contained herein concerning the provisions of any document do not purport to be complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission are incorporated herein by reference:

   (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

   (2) The Company's Quarterly Report on Form 10-Q for each of the first two calendar quarters of 1998.

   (3) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on June 15, 1987, as amended by the Form 8-A filed with the Commission on December 31, 1991, by the Form 8-A filed with the Commission on October 27, 1994 and by the Form 8-A filed with the Commission on May 29, 1998.

   (4) The Company's Current Reports on Form 8-K filed with the Commission on November 19, 1997, January 16, 1998 and February 20, 1998.

   Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the foregoing documents). Any such request should be directed to: Louis G. Lenzi, Esq., MBIA Inc., 113 King Street, Armonk, New York 10504 (telephone: (914) 273-4545).


                                  THE COMPANY

   MBIA Inc. (the "Company") is engaged primarily in providing financial guarantees for municipal bonds, asset-backed and mortgaged-backed securities, selected corporate debt, including investor-owned utility bonds, and debt of high quality financial institutions. These financial guarantees are provided principally through the Company's wholly-owned subsidiary, MBIA Insurance Corporation ("MBIA Corp.")./1/ For the six months ended June 30, 1998, the Company insured $28.5 billion and $0.4 billion of gross par value, respectively, of domestic and international new issue and secondary market municipal bonds, $21.2 billion and $5.1 billion of gross par value, respectively, of domestic and international structured finance business, and $1.6 billion and $1.3 billion of gross par value, respectively, of domestic and international new issue and secondary market direct corporate and financial institution obligations. As of June 30, 1998, the total net par amount of outstanding bonds insured by the Company was $338.6 billion and the aggregate net insurance in force was $566.2 billion.

          Financial guarantee insurance provides an unconditional and irrevocable guarantee of the payment of the principal of and interest on insured obligations when due. MBIA Corp. primarily insures obligations sold in the new issue and secondary markets, including those held in unit investment trusts and by mutual funds. It also provides surety bonds for debt service reserve funds. The principal economic value of financial guarantee insurance to the entity offering the obligations is the saving in interest costs resulting from the difference in the market yield between an insured obligation and the same obligation on an uninsured basis. In addition, for complex financings and for obligations of issuers that are not well known by investors, insured obligations receive greater market acceptance than uninsured obligations. All obligations insured by MBIA Corp. are rated AAA by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. and Fitch IBCA, Inc. and Aaa by Moody's Investors Service, Inc., the highest ratings assigned by these rating agencies.

   The Company, through its wholly-owned subsidiary, MBIA Assurance S.A., writes financial guarantee insurance in the international market, including policies insuring sovereign risk, public infrastructure financings, asset-backed transactions and certain obligations of corporations and financial institutions. In 1995, MBIA Corp. entered into a joint venture agreement with Ambac Assurance Corporation for the purpose of jointly marketing financial guarantee insurance outside the United States.

   The Company's insurance operations derive their income from insurance premiums earned over the life of the insured obligations and from investment income earned on assets representing capital, retained earnings and deferred premium revenues. As of June 30, 1998, the Company's deferred premiums revenues were $2,173.0 million, its shareholders' equity was $3,568.5 million, and its total investments were $9,009.6 million and $9,410.6 million at book value and market value, respectively. As of June 30, 1998, MBIA Corp.'s investment portfolio was $5,491.8 million and $5,764.6 million at book value and market value, respectively, and was primarily comprised of high-quality fixed income securities with intermediate maturities.

   The Company's subsidiaries also provide consulting services to public sector clients, including U.S. state and local governments, municipalities, colleges and universities. These services include cash management,

--------------------------

/1/ The Company's results have been restated to reflect its merger with CapMAC Holdings Inc.

municipal investment agreements, discretionary asset management, purchase and administrative services, tax discovery and compliance, tax audit, analysis and information services and bond administration services.

   In February, 1998, the Company acquired CapMAC Holdings Inc. ("CapMAC") in a stock-for-stock merger which was accounted for as a pooling of interests. CapMAC, through its insurance subsidiaries, is in the business of insuring structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets and providing financial guarantee reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies. For the six months ended June 30, 1998, CapMAC insured $2.0 billion and $0.8 billion of gross par value, respectively, of domestic and international structured finance business.

   The financial guarantee industry is subject to the direct and indirect effects of governmental regulation, including changes in tax laws affecting the municipal and asset-backed debt markets. No assurance can be given that future legislative or regulatory changes might not adversely affect the results of operations and financial condition of the Company.

   The principal executive offices of the Company are located at 113 King Street, Armonk, New York 10504. The telephone number is (914) 273-4545.


                                USE OF PROCEEDS

   The Company will not receive any of the proceeds from the sale of the Offered Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

   The following table identifies the Selling Stockholders, the number of outstanding shares of Common Stock of the Company beneficially owned by each such Selling Stockholder as of August 3, 1998, the maximum number of shares of Common Stock proposed to be offered by each such Selling Stockholder and the number of shares of Common Stock of the Company to be owned by each such Selling Stockholder after completion of the Offering.

                       Shares Beneficially                  Shares to be Owned
                           Owned Prior      Shares Offered   After Completion
Selling Stockholder      to the Offering        Hereby       of the Offering
---------------------  -------------------  --------------  ------------------

Cynthia R. Axelrod            7,469               7,469             0
Anna M. Bencrowsky            4,268               4,268             0
Michael F. Biemer            34,144              34,144             0
W. Thacher Brown            444,512             444,512             0
J. Barron Clancy              6,402               6,402             0
Thomas A. Considine           3,201               3,201             0
Frederic N. Dittmann         29,876              29,876             0
John H. Donaldson            28,809              28,809             0
Joseph T. Doyle, Jr.         59,752              59,752             0
Kenneth A. Egan               6,402               6,402             0
George W. Gephart, Jr.      117,370             117,370             0
Robert W. Herz               10,670              10,670             0
Stephen D. Kepes              6,402               6,402             0
Amy B. Lieb                   6,402               6,402             0
John J. McElroy             171,146             171,146             0
Rhonda McNavish               1,067               1,067             0
James E. Moore, III           2,134               2,134             0
Patricia J. Myers            86,427              86,427             0
Edwin P. Powell              12,804              12,804             0
John H. Springrose          110,968             110,968             0
Nancy W. Tetley               5,761               5,761             0
Hans van den Berg            19,206              19,206             0
Denise E. White               1,067               1,067             0
Marcia Zercoe                14,938              14,938             0
   TOTAL                  1,191,197           1,191,197             0


   Each of the Selling Stockholders received the shares of Common Stock offered by it hereby directly or indirectly in connection with the acquisition of 1838 Investment Advisors, Inc. ("1838") by the Company. None of the Selling Stockholders has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of owning shares of Common Stock. Some of the Selling Stockholders are officers or directors of 1838, now a subsidiary of the Company, including the following who hold more senior positions:

   W. Thacher Brown         President and Member of the Board of Directors
   George W. Gephart, Jr.   Senior Managing Director
   John H. Springrose       Senior Managing Director
   Joseph T. Doyle, Jr.     Managing Director
   John J. McElroy, III     Managing Director
   Edwin B. Powell          Managing Director
   Hans van den Berg        Managing Director

                          DESCRIPTION OF CAPITAL STOCK

   The following is a summary of the terms of the Company's Amended and Restated Certificate of Incorporation.

   The Company's authorized capital stock consists of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share. At the date of this Prospectus no shares of Preferred Stock are presently outstanding. The Company does not presently have outstanding, and the Amended and Restated Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.


COMMON STOCK

   Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock may share ratably in the net assets of the Company after payment in full to all creditors of the Company and liquidating distributions to holders of Preferred Stock, if any. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders.

   The Common Stock is traded on the NYSE under the symbol 'MBI'. The transfer agent for the Common Stock is ChaseMellon Shareholder Services, L.L.C.


CERTAIN PROVISIONS OF RESTATED CERTIFICATE OF INCORPORATION

   The Company's Amended and Restated Certificate of Incorporation requires the approval of at least 80% of the outstanding shares of Common Stock for the amendment of certain provisions which describe the factors the Board may consider in evaluating proposed mergers, sales and other corporate transactions. Further, as an insurance holding company, the Company is subject to certain state insurance regulations that require prior approval of a change of control. See "Business-Regulation" in the Company's 1997 Form 10-K. These provisions and regulations may discourage attempts to obtain control of the Company.

   In the Amended and Restated Certificate of Incorporation the Company elects not to be subject to the provisions of Sections 33-374a through 33-374c of the Connecticut Stock Corporation Act, which were replaced on January 1, 1997 by Sections 33-840 through 33-842 of the Connecticut Business Corporation Act ("CBCA"). Under Connecticut law, the Company's election applies to the CBCA
provisions.   If the Company had not made such an election these provisions would require the approval of the holders of at least 80% of the voting power of the outstanding voting stock of the Company, and at least 66 2/3% of the voting power of the outstanding voting stock of the Company other than voting stock held by certain holders of 10% or more of such voting power or by certain affiliates of the Company, as a condition for mergers, liquidations and other business transactions involving the Company and the holders of 10% or more of such voting power or certain affiliates of the Company unless certain minimum price and procedural requirements are met.


RIGHTS AGREEMENT

   On December 12, 1991, the Company's Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each share of Common Stock pursuant to a Rights Agreement, dated as of December 12, 1991, between MBIA Inc. and Mellon Bank, N.A. (the "Rights Agreement"). A Right is attached to each share of Common Stock issued subsequent to the date of the Rights Agreement. Each Right entitles the registered holder to purchase from the Company one two-hundredths of a Junior Participating Cumulative Preferred Share (the "Junior Preferred Stock") of the Company at a price of $160, subject to certain adjustments to prevent dilution through stock dividends, splits and combinations and distributions of warrants or other securities or assets. The Junior Preferred Stock will rank senior to Common Stock, but could rank junior to other classes of Preferred Stock that might be issued, as to dividends and liquidating distributions, and will have 100 votes per share, voting together with Common Stock. Initially, the Rights are attached to shares of Common Stock and are not represented by separate certificates or exercisable until the earlier to occur of (a) ten business days following the public announcement by the Company (the "Shares Acquisition Date") that a person or group of persons acquired (or obtained the right to acquire) beneficial ownership of 10% or more of the outstanding Common Stock and (b) ten business days (or, if determined by the Board of Directors, a later date) following the announcement or commencement of a tender offer or exchange offer which, if successful, would result in the bidder owning 10% or more of the outstanding Common Stock. However, no person shall be deemed to have acquired or obtained the right to acquire the beneficial ownership of 10% or more of the outstanding shares of the Company's Common Stock, if the Board of Directors determines that such acquisition is inadvertent, and such person promptly divests itself of a sufficient number of shares to be below the 10% ownership threshold. On such earlier date, Rights certificates would be issued and mailed to holders of Common Stock. The Rights will expire on December 12, 2001, unless earlier redeemed or exchanged.

   If an acquiring person or group acquires beneficial ownership of 10% or more of the Common Stock (except pursuant to a tender or exchange offer for all of the outstanding Common Stock determined by a majority of the Company's independent directors to be fair and in the best interests of the Company and its shareholders), then each Right (other than those held by the acquiror, which will become void) will entitle its holder to purchase for $160 (or the purchase price as then adjusted) that number of shares of Common Stock (or, in certain circumstances, cash, a reduction in the purchase price, Common Stock, other securities of the Company, other property or a combination thereof) having a market value of $320 (or 200% of the adjusted purchase price). If, after an acquiring person or group so acquires 10% or more of the Common Stock in a merger or other business combination and (a) the Company shall not be the surviving or continuing corporation, (b) the Company shall be the surviving or continuing corporation and all or part of the Shares of Common Stock shall be changed or exchanged, or (c) 50% or more of the Company's assets, cash flow or earning power is sold, then proper provision shall be made so that each Right (other than those held by the acquiror) will entitle its holder to purchase that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of 200% of the then-effective purchase price.

   The Company's Board of Directors may redeem all but not less than all of the Rights at $0.01 per Right at any time prior to ten business days following the Shares Acquisition Date. Additionally, at any time after a person or group acquires 10% or more but less than 50% of the outstanding Common Stock, the Company's Board of Directors may exchange the Rights (other than those held by the acquiror, which will become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). The Board of Directors may also amend the Rights at any time prior to the Shares Acquisition Date. The Company's Rights Plan is designed to make it more likely that all of the Company's shareholders receive fair and equal treatment in the event of any unsolicited attempt to acquire the Company and to guard against the use of coercive tactics to gain control of the Company. However, the existence of the Company's Rights Plan might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive shareholders of an opportunity to sell their shares at a premium over prevailing market prices.


                              PLAN OF DISTRIBUTION

   The distribution of the Offered Shares by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions (which may be block transactions) on the NYSE or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter-market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may also sell Offered Shares short pursuant to this Prospectus and deliver Offered Shares to close out such short positions. The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may effect such transactions through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchases of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders or their pledgees, donees, transferees or other successors in interest and broker-dealers that participate with the Selling Stockholders or their pledgees, donees, transferees or other successors in interest in the distribution of the Offered Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Offered Shares may be deemed to be underwriting compensation.

   There is no assurance that the Selling Stockholders will sell any or all of the Offered Shares described herein and they may transfer, devise or gift the Offered Shares by other means not described herein, including, without limitation, pursuant to Rule 144 under the Securities Act.

   The Company is permitted to suspend the use of this Prospectus in connection with sales of Offered Shares by the Selling Stockholders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.


                                 LEGAL MATTERS

   Certain legal matters with respect to the legality of the Securities being offered hereby will be passed upon for the Company by Day, Berry & Howard LLP, CityPlace I, Hartford, Connecticut 06103.


                                    EXPERTS

   The consolidated financial statements and the related financial statement schedules of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon dated February 3, 1998 incorporated by reference or included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

======================================  ========================================
No dealer, salesperson or other person
has been authorized to give any
information or to make representations
not contained in this Prospectus, and,              1,191,197 SHARES
if given or made, such information or
representations must not be relied
upon as having been authorized by the
Company or the Selling Stockholders.
This Prospectus does not constitute an
offer of any securities other than those               MBIA INC.
to which it relates or an offer to sell,
or solicitation of an offer to buy, to
any person in any jurisdiction where
such an offer or solicitation would be
unlawful.  Neither the delivery of this
Prospectus nor any sale made hereunder                COMMON STOCK
shall, under any circumstances, create
any implication that the information
contained herein is correct as of any
time subsequent to the date hereof.

          --------------

       TABLE OF CONTENTS
                                Page
                                ----                ----------------
Available Information             2                    PROSPECTUS
Incorporation of Certain                            ----------------
 Documents by Reference           2
The Company                       3
Use of Proceeds                   4
Selling Stockholders              5
Description of Capital Stock      6
Plan of Distribution              7
Legal Matters                     8
Experts                           8

                                                         , 1998

======================================  ========================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the Securities being registered:


         Registration Fee......................     $19,942.13
         Printing..............................      10,000.00
         Accounting Fees.......................       5,000.00
         Legal Fees............................      15,000.00
         Miscellaneous.........................       2,000.00
              TOTAL                                 $51,942.13



Item 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   The Company was incorporated under the laws of the State of Connecticut in 1986. Section 33-771 of the Connecticut Business Corporation Act (the "CBCA") states that, unless its certificate of incorporation otherwise provides, a Corporation formed under Connecticut law prior to January 1, 1997 shall indemnify under Sections 33-770 to 33-778, inclusive, as amended, a director to the same extent the corporation is permitted to provide the same to a director pursuant to Section 33-771(a)(1), (b), (c) and (d). The obligation to indemnify is subject to certain limitations set forth in Section 33-775 of the CBCA, which require a determination in each case, in the manner set forth in Section 33-775, that indemnification of the director is permissible and authorized. Under
Section 33-774 of the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. Section 33-776(d) of the CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997 shall also indemnify each of its officers who is not a director to the same extent as the corporation is permitted to provide the same to a director under Section 33-771(a)(1), (b), (c) and (d), as limited by Section 33-775. The general counsel or other officers specified by the Board of Directors may make the determination required by Section 33-775, in addition to the persons specified in that Section.

   In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good
                                          -   -
faith; (B) he reasonably believed (i) in the case of conduct in his official
        -                          -
capacity, that his conduct was in the best interests of the corporation and (ii)
                                                                             --
in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he
                                   -
had no reasonable cause to believe his conduct was unlawful; or (2) he engaged
                                                                 -
in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by Section 33-636(b)(5) of the CBCA. Sections 33-772 and 33-773 of the CBCA require or permit a corporation, in certain circumstances and subject to certain limitations set forth therein, to also indemnify or make advances to a director against reasonable expenses incurred in such a proceeding.

   Section 33-771(d) provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right
                          -
of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under 33-771 (a); or (2) in connection with any proceeding
                                          -
with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

   The Company has purchased insurance providing officers and directors of the Company (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statutes and the Amended and Restated Certificate of Incorporation. The insurance policy has a $50 million aggregate policy limit for any loss or losses during the policy year.

   The Amended and Restated Shareholders' Agreement among the Company and its Founding Shareholders provides for indemnification of the shareholders that are parties thereto under certain circumstances (filed as Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 33-14474)).


Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits
    4.     Instruments Defining the Rights of Security Holders.
    4.01. Specimen stock certificates representing shares of Common Stock, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, filed with the Commission on May 21, 1987 (Registration No. 33-14474).
   4.02. Rights Agreement, dated as of December 12, 1991, between the Company and Mellon Bank, N.A., as Rights Agent, incorporated by reference to
           Exhibit 1 to the Form 8-A and the Current Report on Form 8-K, filed with the Commission December 31, 1991, as amended by Amendment No. 1 to the Rights Agreement, incorporated by reference to Exhibit 1 to the Form 8-A and the Current Report on Form 8-K, filed with the Commission on October 27, 1994.
   5.      Opinions as to Validity.
   5.01.   Opinion of Day, Berry & Howard LLP.
   23.     Consents of Experts and Counsel.
   23.01.  Consent of PricewaterhouseCoopers LLP.
   23.02.  Consent of Day, Berry & Howard LLP (contained in Exhibit 5.01).
   24.     Powers of Attorney.
   24.01. Powers of Attorney, incorporated by reference to Exhibit 24.01 to the Registration Statement on Form S-3, filed with the Commission on July 28, 1998 (Registration No. 333-60039).


Item 17.   UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Rule 415 Offering

    Each undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or
        Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Armonk, New York, on September 3, 1998.

                                 MBIA Inc.
                                 (Registrant)

                                 By  /s/ David H. Elliott
                                     ------------------------------------
                                     David H. Elliott,
                                     Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                       Title                     Date
        ---------                       -----                     ----

/s/ David H. Elliott        Chairman, Chief Executive         September 3, 1998
--------------------------  Officer and Director (principal
   David H. Elliott         executive officer)

/s/ Richard L. Weill        Vice Chairman and Director        September 3, 1998
--------------------------
   Richard L. Weill

/s/ Julliette S. Tehrani    Executive Vice President,         September 3, 1998
--------------------------  Chief Financial Officer and
   Julliette S. Tehrani     Treasurer (principal financial
                            officer)

/s/ Elizabeth B. Sullivan   Vice President and Controller     September 3, 1998
--------------------------  (principal accounting officer)
   Elizabeth B. Sullivan

/s/          *              Director                          September 3, 1998
   -----------------------
   Joseph W. Brown, Jr.

/s/          *              Director                          September 3, 1998
   -----------------------
   David C. Clapp

/s/          *              Director                          September 3, 1998
   -----------------------
   Claire L. Gaudiani

/s/          *              Director                          September 3, 1998
   -----------------------
   William H. Gray, III

/s/          *              Director                          September 3, 1998
   -----------------------
   Freda S. Johnson

/s/          *              Director                          September 3, 1998
   -----------------------
   Daniel P. Kearney

/s/          *              Director                          September 3, 1998
   -----------------------
   James A. Lebenthal

/s/          *              Director                          September 3, 1998
   -----------------------
   Pierre-Henri Richard

/s/          *              Director                          September 3, 1998
   -----------------------
   John A. Rolls

*By: /s/ Louis G. Lenzi                                       September 3, 1998
    ----------------------
       Louis G. Lenzi
       Attorney-in-Fact

                                 Exhibit Index


4.01. Specimen stock certificates representing shares of Common Stock, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, filed with the Commission on May 21, 1987 (Registration No. 33-14474).
4.02. Rights Agreement, dated as of December 12, 1991, between the Company and Mellon Bank, N.A., as Rights Agent, incorporated by reference to
       Exhibit 1 to the Form 8-A and the Current Report on Form 8-K, filed with the Commission December 31, 1991, as amended by Amendment No. 1 to the Rights Agreement, incorporated by reference to Exhibit 1 to the Form 8-A and the Current Report on Form 8-K, filed with the Commission on October 27, 1994.
5.01.  Opinion of Day, Berry & Howard LLP.
23.01. Consent of PricewaterhouseCoopers LLP.
23.02. Consent of Day, Berry & Howard LLP (contained in Exhibit 5.01).
24.01. Powers of Attorney, incorporated by reference to Exhibit 24.01 to the Registration Statement on Form S-3, filed with the Commission on July
       28, 1998 (Registration No. 333-60039).